PROSPECTUS SUPPLEMENT NO. 3	Filed pursuant to Rule 424(b)(3)
(To prospectus dated October 21, 2021)	Registration No. 333-260094

ARCHAEA ENERGY INC.

110,334,394 SHARES OF CLASS A COMMON STOCK

7,021,000 WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK

This prospectus supplement is being filed solely to update the information contained in the table in the “Selling Securityholders” section of the prospectus dated October 21, 2021 (the “Prospectus”) to reflect certain transfers described herein.

The Prospectus and this prospectus supplement relate to the issuance by us of up to 18,883,492 shares of our Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), which consist of (i) 11,862,492 shares that may be issued upon the exercise of the 11,862,492 warrants (the “Public Warrants”) originally sold as part of the units issued in the initial public offering (the “IPO”) of Rice Acquisition Corp. (“RAC”), (ii) 6,771,000 shares of Class A Common Stock that may be issued upon the exercise of the 6,771,000 warrants originally issued to Rice Acquisition Sponsor LLC (the “Sponsor”) and Atlas Point Energy Infrastructure Fund, LLC (“Atlas”) in a private placement that closed simultaneously with the consummation of the IPO (the “Private Placement Warrants”) and (iii) 250,000 shares of Class A Common Stock that may be issued upon the exercise of the 250,000 warrants issued to Atlas in a private placement that closed simultaneously with the consummation of the Business Combinations (as defined in the Prospectus) (the “Forward Purchase Warrants” and, together with the Public Warrants and the Private Placement Warrants, the “Warrants”). Each Warrant is exercisable to purchase for $11.50 one share of Class A Common Stock, subject to adjustment.

In addition, the Prospectus and this prospectus supplement relate to the resale from time to time of 6,771,000 Private Placement Warrants, 250,000 Forward Purchase Warrants and 110,334,394 shares of Class A Common Stock by the selling security holders named in the Prospectus or their permitted transferees (each a “Selling Securityholder” and, collectively, the “Selling Securityholders”). The 110,334,394 shares of Class A Common Stock consist of (i) 29,166,667 shares of Class A Common Stock issued in a private placement that closed concurrently with the consummation of the Business Combinations, (ii) 2,500 shares of Class A Common Stock issued to the Sponsor in a private placement prior to the consummation of the IPO, (iii) 18,883,492 shares of Class A Common Stock issuable upon exercise of the Warrants, (iv) 5,931,350 shares of Class A Common Stock issuable upon redemption of the 5,931,350 Class A units of LFG Acquisition Holdings LLC (f/k/a Rice Acquisition Holdings LLC) (“Opco”) held by the initial stockholders of RAC, all of which were issued prior to the consummation of the IPO, (v) 23,000,000 shares of Class A Common Stock issuable upon redemption of the 23,000,000 Opco Class A units issued as partial consideration upon consummation of the Aria Merger (as defined in the Prospectus) and (vi) 33,350,385 shares of Class A Common Stock issuable upon redemption of the 33,350,385 Opco Class A units issued as consideration upon consummation of the Archaea Merger (as defined in the Prospectus).

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any other amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

The Class A Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “LFG.” On December 9, 2021, the last sale price of the Class A Common Stock as reported on the NYSE was $20.03 per share.

Investing in our securities involves certain risks, including those that are described in the “Risk Factors” section beginning on page 7 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 10, 2021.

SELLING SECURITYHOLDERS

The following information is being provided to update the table in the “Selling Securityholders” section of the Prospectus to reflect (i) a transfer from Chapter Two Management Trust of 37,500 shares of Class A Common Stock to Best Chapter Management LP, (ii) a transfer from Energy Capital Partners Holdings, LP of (a) 609,451 shares of Class A Common Stock to ECP Energy Transition Opportunities Fund A, LP and (b) 57,216 shares of Class A Common Stock to ECP Energy Transition Opportunities Fund B, LP, and (iii) a transfer from Zeliff Holdings, Inc. of 81,000 shares of Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), of Archaea Energy Inc. (the “Company”) and 81,000 Opco Class A units to GLOW Young Men’s Christian Association, Inc. (dba GLOW YMCA). As a result of these transfers, Chapter Two Management Trust and Energy Capital Partners Holdings, LP are no longer Selling Securityholders. Where the name of a Selling Securityholder identified in the table below also appears in the table in the Prospectus (i.e., Zeliff Holdings, Inc.), the information set forth in the table below regarding that Selling Securityholder supersedes and replaces the information regarding such Selling Securityholder in the Prospectus. Information regarding the Selling Securityholders listed in the table below, including the number of shares of Class A Common Stock beneficially owned by them, is based on information provided by such Selling Securityholders as of the date of this prospectus supplement.

Information about the Selling Securityholders, including those listed below, may change over time. Since the effectiveness of the Registration Statement on Form S-1 of which the Prospectus is a part, a number of Selling Securityholders have exercised their warrants and/or sold or otherwise transferred their securities registered thereunder. This prospectus supplement does not provide any updates with respect to any such exercises, sales or transfers, except for those expressly referred to in the immediately preceding paragraph.

Name of Selling Securityholder	Number of Shares of Class A Common Stock Beneficially Owned Before the Offering	Number of Shares of Class A Common Stock Being Offered Hereby	Number of Shares of Class A Common Stock Beneficially Owned After the Offering	Percentage of Outstanding Shares of Class A Common Stock Beneficially Owned After the Offering(1)
Best Chapter Management LP(2)	62,500	62,500	—	—
ECP Energy Transition Opportunities Fund A, LP(3)	609,451	609,451	—	—
ECP Energy Transition Opportunities Fund B, LP (3)	57,216	57,216	—	—
GLOW Young Men’s Christian Association, Inc.(4)(5)	81,000	81,000	—	—
Zeliff Holdings. Inc.(6)	327,500	327,500	—	—

*	Less than 1%

(1)	Based on the 53,590,976 shares of Class A Common Stock issued and outstanding as of November 8, 2021.

(2)	Daniel R. Pickering, as Managing Member of the Selling Securityholder, has voting and investment power over the reported securities.

(3)	Douglas Kimmelman, Andrew Singer, Peter Labbat, Tyler Reeder and Rahman D’Argenio, as the managing members of ECP ControlCo, LLC, which is the managing member of the general partner of the general partner of the Selling Securityholder, have voting and investment power over the reported securities.

(4)	The shares (before the offering) consist of 81,000 shares of Class B Common Stock and 81,000 Opco Class A units. The board of directors of the Selling Securityholder, which is composed of more than three members, has ultimate voting and investment power over the reported shares.

(5)	Pursuant to the limited liability company agreement of Opco, at the request of the holder, each Opco Class A unit may be redeemed for, at Opco’s election, a newly-issued share of Class A Common Stock or a cash payment equal to the Cash Election Amount (which is generally the volume-weighted average closing price of one share of Class A Common Stock for the five consecutive trading days prior to the date on which the holder requested the redemption), and upon redemption of such Opco Class A unit, a share of Class B Common Stock shall be surrendered by the holder and cancelled by the Company.

(6)	Peter H. Zeliff, as President of the Selling Securityholder, has voting and investment power over the reported securities.